Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-34948

                           Prospectus Supplement No. 5
                              Dated October 3, 2000

         The prospectus dated July 11, 2000, as supplemented through the date hereof, relating to the offer for resale of up to $287,500,000 aggregate principal amount of Young & Rubicam Inc.'s 3% Convertible Subordinated Notes due 2005, and such shares of common stock as may be issued upon conversion of the notes, is hereby supplemented to include the following information in the "Selling Securityholders" section of the Prospectus Supplement dated July 11, 2000.

         The selling securityholders listed below provided us the information contained in the following table with respect to themselves and the respective principal amount of notes beneficially owned by them and which may be sold by each of them under the prospectus, as supplemented. We have not independently verified this information.

         The selling securityholders may choose to sell notes and/or shares of common stock issuable upon conversion of the notes from time to time. See "Plan of Distribution" in the prospectus dated July 11, 2000.

         The following table sets forth the name of each selling securityholder that, between September 15, 2000 and October 2, 2000 provided Y&R with notice pursuant to the registration agreement of its intent to sell or otherwise dispose of notes and/or shares of common stock issuable upon conversion of the notes pursuant to the registration statement, and the principal amount of notes which it may sell from time to time pursuant to the registration statement.

                                                        Principal Amount of
                      Selling Securityholder            Notes That May Be Sold
-----------------------------------------------        ------------------------
Sage Capital.............................................    $ 100,000

Teachers Insurance and Annuity Association...............   10,500,000
---------------------------------------------------------   ----------
Total....................................................  $10,600,000
                                                           ===========

         No selling securityholder identified above has, or within the past three years has had, any position, office or other material relationship with Y&R or Y&R's predecessors or affiliates, except as noted herein. Because the selling securityholders identified above may offer all or some portion of the notes and shares of common stock issuable upon conversion of the notes, no estimate can be given as to the amount or percentage of notes or common stock that will be held by such selling securityholders upon termination of any such sales. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their notes, since the date on which they provided the information regarding their holdings, in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders identified above may change from time to time and any such changed information will be set forth in amendments or supplements to the prospectus or this prospectus supplement if and when necessary.